Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

April 23, 2008	Contact:	Christian E. Rothe Director, Strategic Planning and Development (217) 228-8224
GARDNER DENVER, INC. REPORTS STRONG ORDERS, REVENUES,
AND EARNINGS FOR THE FIRST QUARTER OF 2008:
Robust Demand, Combined with Manufacturing Execution and Cost Control, Drive Outstanding Results
•	Compared to the first quarter of 2007:
-	Orders increased 19 percent

-	Revenues increased 12 percent

-	Operating income grew 12 percent

-	Net income increased 19 percent

-	Diluted earnings per share increased 19 percent
•	Company raises 2008 full-year DEPS outlook range to $3.65 to $3.75

•	Cash provided by operating activities exceeded $65 million in the three-month period of 2008, compared to $37 million in the same period of 2007
QUINCY, IL (April 23, 2008) — Gardner Denver, Inc. (NYSE: GDI) announced that revenues and net income for the three months ended March 31, 2008 were $495.7 million and $50.9 million, respectively. Diluted earnings per share (“DEPS”) for the three-month period were $0.95, 19 percent higher than the comparable period of 2007. The Company’s DEPS improvement for the three months ended March 31, 2008 was primarily attributable to organic revenue growth, operational improvements, including benefits from cost reduction efforts, favorable changes in foreign currency exchange rates, and a lower effective tax rate. Cash provided by operating activities exceeded $65 million in the three-month period of 2008, the highest level posted in the first quarter by the Company. The Company used this cash primarily to repurchase approximately 1.2 million shares of its common stock during the quarter at a total cost of $44.1 million. As of March 31, 2008, debt to total capital was 19.4 percent.
Review of Results
“Gardner Denver’s strong performance in the first quarter of 2008 was the result of continued demand from nearly all of the industrial end market segments and geographies we serve,” said Barry L. Pennypacker, Gardner Denver’s President and Chief Executive Officer. “Our customers continue to make investments in their businesses to meet the demand from their end users. During the quarter, the Company’s manufacturing teams met the increased demand with outstanding execution, as reflected in our strong shipments compared with the first quarter of 2007.
“We remain cautious in our outlook about the possibility of a potential slowing of global economic growth and, in particular, about the uncertainty of the relative strength of the U.S. economy. However, the demand that we experienced in the first quarter was broad based and exceeded our expectations. For the first three months of 2008, compared to 2007, revenues increased 12 percent, reflecting strong organic growth in Europe and Asia and the favorable impact of foreign currency exchange rates,” said Mr. Pennypacker. “As expected, changes in the Company’s product mix resulted in lower gross profit as a percentage of revenues in the first quarter of 2008, when compared to the same period of 2007, while consolidated operating income as a percentage of revenues was similar year-over-year, reflecting good controls over selling and administrative expenses. As we begin our efforts at expanding our understanding and use of lean enterprise techniques, I am excited about the opportunities we are discovering and expect to begin realizing benefits from these efforts in the second half of the year.”
Compressor and Vacuum Products segment revenues grew by 14 percent in the first quarter of 2008, compared to the same period of 2007. Orders increased 15 percent in the first three months of 2008, when compared with the same period of 2007, reflecting increased global demand for products used in OEM applications and engineered packages, and order growth in Europe and Asia for standard products. Favorable changes in foreign currency exchange rates also contributed to increases in revenues and orders. This segment continued to benefit from manufacturing lead time reductions and the related increases in throughput during the quarter.
Compressor and Vacuum Products segment operating income(1) as a percentage of revenues (segment operating margin(1)) expanded to 11.8 percent in the first quarter of 2008, compared to 11.4 percent in the same quarter of 2007. The improvement is primarily the result of cost reductions, including the benefits of acquisition integration activities.
Fluid Transfer Products segment revenues grew 8 percent in the first three months of 2008, compared to the same period of 2007, primarily due to the shipment of the second of two contracts for liquid natural gas and compressed natural gas loading arms destined for South America, partially offset by lower shipments of drilling pumps. Orders increased 39 percent in the first quarter, compared with the same period of 2007, reflecting the receipt of a large liquid natural gas loading arm order in the first quarter, which is expected to ship in early 2009, and increased demand for petroleum pumps and aftermarket parts.
“As previously disclosed, Gardner Denver has been making selective investments in drilling pump inventory that is positioned to sell on short lead times. During the first quarter, this investment resulted in our ability to book and ship several pump orders,” said Mr. Pennypacker. “The higher order activity also resulted in a higher drilling pump backlog at the end of the first quarter of 2008, compared to the fourth quarter of 2007. We expect to work through this backlog during the second quarter. We are maintaining our cautious outlook for petroleum pumps for the second half of 2008.”
Fluid Transfer Products segment operating margin(1) was 27.6 percent in the first three months of 2008, compared to 28.5 percent in the same period of the prior year. The year-over-year decrease in segment operating margin was expected and reflects reduced drilling pump shipments, one of the Company’s more profitable product lines. The significant loading arm shipment in the first quarter and incremental well servicing pump volume somewhat offset the decline in drilling pump shipments, since these products generate operating margins in excess of the Fluid Transfer Products segment average.
Outlook
“We continue to expect global economic growth to slow for the remainder of 2008, although demand in Europe and Asia may remain strong later into the year than previously expected. Compressor and Vacuum Products orders in the first quarter were outstanding, reflecting broad demand for standard products, OEM applications, and engineered products, which we expect to continue through the second quarter. In the second half of 2008, we anticipate that the rate of growth will slow. Given that Compressor and Vacuum Products backlog grew, compared to December 31, 2007, despite the continuing reduction in past due orders, we are slightly more optimistic in our outlook than in early February. We expect shipments to remain strong through the end of the third quarter and are cautiously optimistic for the fourth quarter of 2008,” said Mr. Pennypacker.
“In the first quarter, orders for drilling and production pumps and related aftermarket parts exceeded shipments, increasing backlog for these products slightly. Looking forward, despite recent increases in oil and gas prices, we expect that the rig count will remain steady in North America and that demand for drilling pumps in the U.S. will continue to decline throughout 2008. Nevertheless, international quotations and product availability are expected to continue to result in some opportunities. In addition, our previous investments in capital to expand our aftermarket presence for well servicing pumps are now coming on-line.
“Based on our current economic outlook, existing backlog, and the expected benefit of operational improvements from completed integration projects, we are raising our full-year 2008 DEPS outlook range to $3.65 to $3.75, with second quarter DEPS expected to be $0.88 to $0.92,” said Mr. Pennypacker. The midpoint of the DEPS range for the second quarter of 2008 ($0.90) represents an 8 percent increase from the same period of 2007. The midpoint of the DEPS range for the full-year 2008 ($3.70) represents a $0.10 DEPS (3 percent) decrease from the 2007 results. The financial results in 2007 included $19.5 million of non-recurring reductions in the tax provision, which benefited DEPS by $0.36 for the year. The DEPS outlook range for the full-year 2008 assumes 53.1 million diluted weighted average shares are outstanding in 2008, compared to 54.0 million in 2007, as a result of the anticipated completion of the Company’s share repurchase program in 2008. The effective tax rate assumed in the DEPS guidance for 2008 is 28 percent. The income before income taxes implied by the midpoint of the DEPS range for 2008 reflects a 2 percent increase from the amount realized in 2007, despite the decline in drilling pump volume.
The Company invested approximately $9.6 million in capital expenditures during the first three months of 2008, compared to $8.3 million in the comparable period of 2007. Depreciation and amortization expense was approximately $14.9 million in the first quarter of 2008, compared to $14.2 million in the same period of 2007. For the full-year 2008, the Company expects capital spending to be approximately $45 million to $50 million, including investments to expand the Company’s manufacturing capacity for compressor and vacuum products in China in the second half of the year.
The Company also remains focused on pursuing potential strategic acquisitions. “Despite the continued disruption in the financial markets, we feel Gardner Denver is well positioned to evaluate, finance, and integrate future transactions,” said Ross J. Centanni, Gardner Denver’s Executive Chairman. “Currently, we believe industrial machinery and pump acquisition opportunities are the best they have been in the last 18 to 24 months.”
First Quarter Results
Revenues increased $54.3 million (12 percent) to $495.7 million for the three months ended March 31, 2008, compared to the same period of 2007. Compressor and Vacuum Products segment revenues increased 14 percent for the first three months of 2008, compared to the same period of the previous year, driven by organic volume growth in nearly all product lines and geographic regions and favorable changes in foreign currency exchange rates. Fluid Transfer Products segment revenues increased 8 percent for the three months ended March 31, 2008, compared to the same period of 2007, primarily resulting from increased volume in loading arms, well servicing pumps, and fuel systems, and favorable changes in foreign currency exchange rates, partially offset by lower volume in drilling pumps (see Selected Financial Data Schedule).
Compressor and Vacuum Products orders of $421.5 million for the three-month period ended March 31, 2008 were $54.0 million (15 percent) higher than the same period of the previous year due to organic growth and favorable changes in foreign currency exchange rates. Backlog for Compressor and Vacuum Products increased 25 percent since March 31, 2007 and nearly 13 percent since December 31, 2007. Fluid Transfer Products orders of $103.4 million for the three months ended March 31, 2008 were $28.8 million (39 percent) higher than the same period of the previous year due to a large liquid natural gas loading arm order, which is scheduled for delivery in early 2009, increased demand for drilling and production pumps, and favorable changes in foreign currency exchange rates. As of March 31, 2008, backlog for Fluid Transfer Products was approximately 20 percent less than the level as of March 31, 2007, primarily due to declining demand for petroleum pumps, partially offset by the liquid natural gas loading arm order mentioned previously, but only 2 percent less than the level as of December 31, 2007.
Gross profit increased $12.4 million (8 percent) to $161.3 million for the three months ended March 31, 2008, compared to the same period of 2007, as a result of the higher revenue. Gross profit as a percentage of revenues declined to 32.5 percent in the first three months of 2008, from 33.7 percent in the same period of 2007, due primarily to product mix, partially offset by operational improvements and leveraging fixed and semi-fixed costs over additional sales volume.

As a percentage of revenues, selling and administrative expenses improved to 17.2 percent for the three-month period ended March 31, 2008, compared to 18.4 percent for the same period of 2007, as a result of cost control initiatives and leveraging revenue growth. Selling and administrative expenses increased $4.4 million in the three-month period ended March 31, 2008, as compared to the same period of the previous year, to $85.4 million, due to the unfavorable impact of changes in foreign currency exchange rates (approximately $4.8 million). Inflationary increases were more than offset by cost reductions realized through integration initiatives and lower stock-based compensation expense.
Overall, the Company’s effective tax rate was reduced primarily as a result of the lower tax rate in Germany, which became effective on January 1, 2008. The Company’s effective tax rate was 28 percent for the three-month period of 2008, compared to 31 percent for the three-month period of 2007.
Net income for the first three months of 2008 increased $8.0 million (19 percent) to $50.9 million, compared to $42.8 million in same period of 2007, due to revenue growth, cost reductions, reduced interest expense, favorable changes in foreign currency exchange rates, and a lower effective tax rate. DEPS for the three months ended March 31, 2008 were $0.95, 19 percent higher than the comparable period of the previous year.
Cautionary Statement Regarding Forward-Looking Statements
All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements made under the “Review of Results,” “Outlook,” and “First Quarter Results” sections. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements.
The following uncertainties and factors, among others, including those set forth under “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2007, could affect future performance and cause actual results to differ materially from those expressed in or implied by forward-looking statements: (1) the Company’s exposure to economic downturns and market cycles, particularly the level of oil and natural gas prices and oil and natural gas drilling production, which affect demand for the Company’s petroleum products, and industrial production and manufacturing capacity utilization rates, which affect demand for the Company’s compressor and vacuum products; (2) the risks associated with intense competition in the Company’s market segments, particularly the pricing of the Company’s products; (3) the risks of large or rapid increases in raw material costs or substantial decreases in their availability, and the Company’s dependence on particular suppliers, particularly iron casting and other metal suppliers; (4) the ability to continue to identify and complete other strategic acquisitions and effectively integrate such acquired companies to achieve desired financial benefits; (5) economic, political, and other risks associated with the Company’s international sales and operations, including changes in currency exchange rates (primarily between the U.S. dollar, the euro, the British pound, and the Chinese yuan); (6) the ability to attract and retain quality executive management and other key personnel; (7) the risks associated with potential product liability and warranty claims due to the nature of the Company’s products; (8) the risk of regulatory noncompliance could have a significant impact on our business; (9) the risks associated with environmental compliance costs and liabilities; (10) the risks associated with pending asbestos and silicosis personal injury lawsuits; (11) the risk of possible future charges if the Company determines that the value of goodwill and other intangible assets, representing a significant portion of its total assets, is impaired; (12) the risk that communication or information systems failure may disrupt our business and result in financial loss and liability to our customers; (13) the risks associated with enforcing the Company’s intellectual property rights and defending against potential intellectual property claims; and (14) the ability to avoid employee work stoppages and other labor difficulties. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.
Comparisons of the financial results for the three-month periods ended March 31, 2008 and 2007 follow.
Gardner Denver will broadcast a conference call to discuss first quarter earnings on Thursday, April 24, 2008 at 9:30 a.m. Eastern time through a live webcast. This free webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investor Relations page on the Gardner Denver website (www.gardnerdenver.com) or through Thomson StreetEvents at www.earnings.com.
Gardner Denver, Inc., with 2007 revenues of $1.9 billion, is a leading worldwide manufacturer of reciprocating, rotary and vane compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial market segments, and other fluid transfer equipment serving chemical, petroleum, and food industries. Gardner Denver’s news releases are available by visiting the Investor Relations page on the Company’s website (www.gardnerdenver.com).

(1)	Segment operating income (defined as income before interest expense, other income, net, and income taxes), and segment operating margin (defined as segment operating income divided by segment revenues) are indicative of short-term operational performance and ongoing profitability. For a reconciliation of segment operating income to consolidated operating income and consolidated income before income taxes, see “Business Segment Results.”

GARDNER DENVER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts and percentages)
(Unaudited)

	Three Months Ended
	March 31,
			%
	2008	2007	Change

Revenues	$495,670	$441,418	12
Cost of sales	334,344	292,491	14

Gross profit	161,326	148,927	8
Selling and administrative expenses	85,378	81,022	5

Operating income	75,948	67,905	12
Interest expense	5,600	6,737	(17)
Other income, net	(241)	(746)	(68)

Income before income taxes	70,589	61,914	14
Provision for income taxes	19,730	19,098	3

Net income	$50,859	$42,816	19

Basic earnings per share	$0.96	$0.81	19

Diluted earnings per share	$0.95	$0.80	19

Basic weighted average number of shares outstanding	53,030	52,754

Diluted weighted average number of shares outstanding	53,749	53,755

Shares outstanding as of March 31	52,470	52,871

GARDNER DENVER, INC.
CONDENSED BALANCE SHEET ITEMS
(in thousands, except percentages)
(Unaudited)

			%
	3/31/2008	12/31/2007	Change

Cash and equivalents	$111,105	$92,922	20
Accounts receivable, net	324,038	308,748	5
Inventories, net	266,921	256,446	4

Total current assets	748,385	701,528	7

Total assets	1,990,215	1,905,607	4

Short-term borrowings and current maturities of long-term debt	28,997	25,737	13
Accounts payable and accrued liabilities	305,398	286,465	7

Total current liabilities	334,395	312,202	7
Long-term debt, less current maturities	264,416	263,987	—

Total liabilities	769,727	745,894	3

Total stockholders’ equity	$1,220,488	$1,159,713	5

GARDNER DENVER, INC.
BUSINESS SEGMENT RESULTS
(in thousands, except percentages)
(Unaudited)

	Three Months Ended
	March 31,
			%
	2008	2007	Change

Compressor and Vacuum Products

Revenues	$385,078	$338,857	14
Operating income	45,451	38,695	17
% of revenues	11.8%	11.4%
Orders	421,515	367,478	15
Backlog	483,462	385,476	25

Fluid Transfer Products

Revenues	110,592	102,561	8
Operating income	30,497	29,210	4
% of revenues	27.6%	28.5%
Orders	103,435	74,582	39
Backlog	127,703	158,843	(20)

Reconciliation of Segment Results to Consolidated Results

Compressor and Vacuum Products operating income	$45,451	$38,695
Fluid Transfer Products operating income	30,497	29,210

Consolidated operating income	75,948	67,905
% of revenues	15.3%	15.4%
Interest expense	5,600	6,737
Other income, net	(241)	(746)

Income before income taxes	$70,589	$61,914

% of revenues	14.2%	14.0%

The Company has determined its reportable segments in accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” and evaluates the performance of its reportable segments based on operating income, which is defined as income before interest expense, other income, net, and income taxes. Reportable segment operating income and segment operating margin (defined as segment operating income divided by segment revenues) are indicative of short-term operating performance and ongoing profitability. Management closely monitors the operating income and operating margin of each business segment to evaluate past performance and identify actions required to improve profitability.

GARDNER DENVER, INC.
SELECTED FINANCIAL DATA SCHEDULE
(in millions, except percentages)
(Unaudited)

	Three Months Ended
	March 31,
		%
	$ Millions	Change

Compressor and Vacuum Products
2007 Revenues	338.8
Effect of currency exchange rates	22.3	7
Organic growth	24.0	7

2008 Revenues	385.1	14

2007 Orders	367.5
Effect of currency exchange rates	24.7	7
Organic growth	29.3	8

2008 Orders	421.5	15

Backlog as of 03/31/07	385.5
Effect of currency exchange rates	38.4	10
Organic growth	59.6	15

Backlog as of 03/31/08	483.5	25

Fluid Transfer Products
2007 Revenues	102.6
Effect of currency exchange rates	4.7	5
Organic growth	3.3	3

2008 Revenues	110.6	8

2007 Orders	74.6
Effect of currency exchange rates	5.0	7
Organic growth	23.8	32

2008 Orders	103.4	39

Backlog as of 03/31/07	158.8
Effect of currency exchange rates	7.9	5
Organic growth	(39.0)	(25)

Backlog as of 03/31/08	127.7	(20)

Consolidated Revenues
2007	441.4
Effect of currency exchange rates	27.0	6
Organic growth	27.3	6

2008	495.7	12

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